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                                   EXHIBIT 21

                          PACIFIC GREYSTONE CORPORATION
                              LIST OF SUBSIDIARIES

Significant subsidiaries at December 31, 1996 as defined by Rule 1-02(w) of Regulation S-X are as follows:


        Name of Company            State of Incorporation or Organization
        ---------------            --------------------------------------

     Greystone Homes, Inc.                        Delaware